SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant

Check the appropriate box:

	Preliminary Proxy Statement	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6 (e) (2))
☒	Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

COMPUTER TASK GROUP, INCORPORATED

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

Fee computed on table below per Exchange Act Rules 14a-6 (i) (1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

COMPUTER TASK GROUP, INCORPORATED

March 28, 2013

Dear Fellow Shareholder:

You are cordially invited to attend the 2013 Annual Meeting of Shareholders of Computer Task Group, Incorporated which will be held at our corporate headquarters located at 800 Delaware Avenue, Buffalo, New York on Wednesday, May 8, 2013 at 10:00 a.m. Eastern time.

Your proxy card is enclosed. Your vote is important. I urge you to submit your vote as soon as possible, whether or not you plan to attend the meeting. Please indicate your voting instructions and sign, date and mail the proxy promptly in the return envelope.

Sincerely,

James R. Boldt

Chairman and

Chief Executive Officer

COMPUTER TASK GROUP, INCORPORATED

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MAY 8, 2013

Computer Task Group, Incorporated will hold its Annual Meeting of Shareholders at its corporate headquarters located at 800 Delaware Avenue, Buffalo, New York 14209 on Wednesday, May 8, 2013, at 10:00 a.m. Eastern time for the following purposes:

1. To elect two members of the Board of Directors, whose terms are described in the proxy statement.

2. To approve, in an advisory and non-binding vote, the compensation of the Company’s named executive officers.

3. To ratify the appointment of KPMG LLP as the Company’s independent registered accounting firm for the 2013 fiscal year.

4. To consider and act upon any other matters that may be properly brought before the meeting or any adjournment thereof.

We have selected the close of business on Friday, March 22, 2013 as the record date for determination of shareholders entitled to notice of and vote at the meeting or any adjournment.

Buffalo, New York

March 28, 2013

By Order of the Board of Directors,

Peter P. Radetich

Senior Vice President, Secretary

           and General Counsel

IMPORTANT NOTICE REGARDING

INTERNET AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON

WEDNESDAY, MAY 8, 2013

THE PROXY STATEMENT, FORM OF PROXY,

NOTICE OF MEETING AND ANNUAL REPORT

TO THE SHAREHOLDERS ARE AVAILABLE FREE

OF CHARGE AT WWW.CTG.COM

COMPUTER TASK GROUP, INCORPORATED

PROXY STATEMENT

This proxy statement and the accompanying form of proxy are being mailed on or about March 28, 2013, in connection with the solicitation by the Board of Directors of Computer Task Group, Incorporated (the “Company”) of proxies to be voted at the annual meeting of shareholders on Wednesday, May 8, 2013, and any adjournment or postponement of the meeting. The mailing address of the Company’s executive office is 800 Delaware Avenue, Buffalo, New York 14209.

The Board has selected the close of business on Friday, March 22, 2013 as the record date for the determination of shareholders entitled to vote at the annual meeting. On that date, the Company had outstanding and entitled to vote 18,609,527 shares of common stock, par value $.01 per share. A list of shareholders entitled to vote at the 2013 annual meeting will be available for examination during the annual meeting by any shareholder who is present at the meeting.

Each outstanding share of common stock is entitled to one vote. Shares cannot be voted at the meeting unless the shareholder is present or represented by proxy. If a properly executed proxy in the accompanying form is timely returned, the shares represented thereby will be voted at the meeting in accordance with the instructions contained in the proxy, unless the proxy is revoked prior to its exercise. Any shareholder may revoke a proxy either by executing a subsequently dated proxy or notice of revocation, provided that the subsequent proxy or notice is delivered to the Company prior to the taking of a vote, or by voting in person at the meeting.

Under the New York Business Corporation Law (“BCL”) and the Company’s By-laws, the presence, in person or by proxy, of one-third of the outstanding common stock is necessary to constitute a quorum of the shareholders to take action at the annual meeting. Once a quorum is established, under the BCL and the Company’s By-laws, the directors standing for election may be elected by a plurality of the votes cast. In plurality voting, the nominee who receives the most votes for his or her election is elected. Other proposals require the approval of a majority of the votes cast on each proposal.

If a broker holds your shares, this proxy statement and a proxy card have been sent to the broker. You may have received this proxy statement directly from your broker, together with instructions as to how to direct the broker to vote your shares. If you desire to have your vote counted, it is important that you return your voting instructions to your broker. A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have no discretion to vote such shares on non-routine matters if the broker has not been furnished with voting instructions by the beneficial owners of such shares. The matters being submitted to shareholders in Proposals 1 and 2 are non-routine matters on which brokers have no authority to vote without instructions from beneficial owners.

Abstentions and broker non-votes have no effect on the determination of whether a plurality exists with respect to a given director nominee. With respect to other proposals, abstentions will count as votes cast on the proposal, but will not count as votes cast in favor of the proposal and, therefore, will have the same effect as votes against the proposal. Broker non-votes will not be considered to have voted on the proposal and therefore, will have no effect. The proxies will be voted for or against the proposals or as an abstention in accordance with the instructions specified on the proxy form. If proxies are signed and returned, but no instructions are given, proxies will be voted for each of the proposals.

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to deliver a full set of proxy materials to you and make the proxy materials available on our website at www.ctg.com. You may vote by completing, signing, dating and returning your proxy card in the envelope provided as soon as possible before the meeting. Any shareholder attending the annual meeting may vote in person. If you have returned a proxy card, you may revoke your prior instructions and cast your vote at the annual meeting by following the procedures described in this proxy statement.

PROPOSAL 1—ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of shareholders held in the year in which the term for their class expires. The terms for three Class I directors will expire at the 2013 annual meeting. It is Mr. Palm’s intention to retire from the Board and not to stand for re-election. Directors elected to Class I at the 2013 annual meeting will hold office for a three-year term expiring at the annual meeting of shareholders in 2016 and until their successors are elected and qualified.

The shares represented by properly executed and timely returned proxies will be voted, in the absence of contrary instructions, in favor of the election of the following director nominees:

•	Class I Directors—Randall L. Clark and David H. Klein

All nominees have consented to serve as directors, if elected. However, if at the time of the meeting any nominee is unable to stand for election, the persons who are designated as nominees intend to vote, in their discretion, for such other persons, if any, as may be nominated by the Board.

Nominees for Class I Director Whose Term Expires in 2016

Randall L. Clark	Mr. Clark, 69, has been a Director of CTG since 2002 and has been the Chairman of the Board of Directors of Dunn Tire LLC since 1996. From 1992 to 1996, Mr. Clark was the Executive Vice President and Chief Operating Officer of Pratt & Lambert United Inc. From 1985 to 1991, Mr. Clark served as the Chairman and Chief Executive Officer of Dunlop Tire North America. Mr. Clark is a Director of Taylor Devices, HSBC Bank—Western Region, The Lifetime HealthCare Companies (where he also serves as Chairman), and Merchants and Mutual Insurance Company. Mr. Clark is also a Director and Chairman of the Buffalo Niagara Enterprise, a founding Director and past President of the Western New York International Trade Council, past Chairman of the Buffalo Niagara Partnership, past Chairman of AAA Western and Central New York, a Director of Ten Eleven Group, Inc., a software company, and the Curtis Screw Company. Mr. Clark has spent a significant portion of his career in various marketing capacities with several companies.

David H. Klein

Mr. Klein, 65, has been a Director since September 2012. He is the President of Klein Solutions Group, LLC which provides advice on policy, strategy, operations and finance to health care delivery and payer organizations. Mr. Klein was most recently the Chief Executive Officer (“CEO”) of The Lifetime Healthcare Companies, which included Excellus BlueCross BlueShield (BCBS), Univera Healthcare, Lifetime Health Medical Group, Lifetime Care (home care agency), EBS-RMSCO Benefit Solutions (benefits consulting firm and third party administration) and MedAmerica (long term care insurance company). Mr. Klein had been a senior executive with The Lifetime Healthcare Companies and its predecessor companies since 1986, and served as its CEO from 2003 until 2012. Mr. Klein is also a special advisor to the CEO of the University of Rochester (“U of R”) Medical Center, a professor at U of R’s School of Medicine and Dentistry Department of Public Health Sciences and an Executive Professor at the U of R’s William E. Simon Graduate School of Business (“Simon School”). Mr. Klein serves as a director for the National Center for Healthcare Leadership and the New York eHealth Collaborative. Mr. Klein is a member of U of R’s Simon School Executive Advisory Committee and the Rochester Institute of Technology College of Health Science and Technology Advisory Board. Mr. Klein currently chairs the editorial board of Inquiry, an academic medical journal devoted to health care organization, provision and financing. Mr. Klein is a founder of the Greater Rochester Enterprise and was a director of the Metropolitan Development Association (Syracuse). Mr. Klein also serves as director of the George Eastman House and the International Museum of Photography; and of the Jewish Foundation of Greater Rochester. Mr. Klein serves as trustee of the Seneca Waterways Boy Scouts of America Endowment Fund.

The Board of Directors Recommends that Shareholders Vote FOR the

Nominees for Class I Directors

Class II Directors with Terms Expiring in 2014

James R. Boldt	Mr. Boldt, 61, has been the Chairman, President and Chief Executive Officer (“CEO”) of the Company since May of 2002. From July of 2001 to May of 2002, he was the President and Chief Executive Officer. From February of 2001 to June 2001, Mr. Boldt was the Executive Vice President and Chief Financial Officer. From 1996 until 2001, Mr. Boldt was Vice President and Chief Financial Officer of the Company. From 1976 until 1996, Mr. Boldt held various positions with Pratt & Lambert United Inc., most recently that of Vice President and Chief Financial Officer. Mr. Boldt is a member of the Board of Directors of Sovran Self Storage, Inc., a publicly traded real estate investment trust (REIT). Mr. Boldt is also a member of the Board of the Catholic Health System of Western New York, AAA Western and Central New York, and Dunn Tire LLC. Mr. Boldt has been a Director of CTG since 2001.

Thomas E. Baker	Mr. Baker, 69, has been a Director since 2004. He is currently a Director of First Niagara Financial Group, Inc., a multi-state community-oriented bank providing financial services to individuals, families and businesses. He is a retired President of The John R. Oishei Foundation, the largest private foundation in Western New York, where he served from 1998 through 2006. Prior to that, he was with Price Waterhouse for 33 years, including 20 years as a partner and several years as Managing Partner of the Buffalo office. Mr. Baker also served as the chairman of the Buffalo Fiscal Stability Authority from July 2003 through January 2005.

William D. McGuire	Mr. McGuire, 69, has been a Director since February 2008. He is currently a Director and Chairman of The Ziegler Companies, Inc., which provides investment banking and asset management services mainly to not-for-profit institutions such as healthcare providers, senior living facilities, schools and churches. Mr. McGuire also serves as a Director and Chairman of Hospital Billing and Collection Services, Inc. Mr. McGuire was the President and Chief Executive Officer (“CEO”) of Kaleida Health from 2002 until the end of 2005. Prior to that, he served as the CEO of the Catholic Medical Centers of Brooklyn and Queens, Incarnate World Health Services (San Antonio, Texas), Mount Carmel Health (Columbus, Ohio), Mercy Health Care System (Scranton, Pennsylvania), Wills Eye Hospital (Philadelphia, Pennsylvania) and the Children’s Medical Center (Dayton, Ohio). Mr. McGuire’s healthcare career began in 1964 and he served in hospital administrative positions at the University of Wisconsin Hospitals before becoming the Corporate Chief Operating Officer of Mercy Catholic Medical Center (Philadelphia, Pennsylvania) in 1979. Mr. McGuire’s professional experience also includes healthcare industry consulting and adjunct faculty positions in graduate business and health services administration at several universities. Mr. McGuire is a Life Fellow in the American College of Healthcare Executives, a Fellow in the New York Academy of Medicine, and a Fellow in the Royal Society of Medicine; and he has served on the boards of numerous healthcare provider and payer organizations and professional associations.

Class III Director Whose Term Expires in 2015

Daniel J. Sullivan	Mr. Sullivan, 66, has been a Director of CTG since 2002 and was most recently the President and Chief Executive Officer (“CEO”) of FedEx Ground from 1998 until 2007. FedEx Ground is a wholly owned subsidiary of FedEx Corporation. From 1996 to 1998, Mr. Sullivan was the Chairman, President and Chief Executive Officer of Caliber System. In 1995, Mr. Sullivan was the Chairman, President and Chief Executive Officer of Roadway Services. Mr. Sullivan is a member of the Board of Directors of Schneider National, Inc. (Green Bay, Wisconsin), Pike Electric, Inc. (Mount Airy, North Carolina, a New York Stock Exchange listed company); and The Medical University of South Carolina Foundation. In addition, Mr. Sullivan was previously a member of the Board of Directors of GDS Express (Akron, Ohio) from 2004 to 2009 and Gevity, Inc. (Bradenton, Florida) from 2008 to 2009. He was previously a federal commissioner on the Flight 93 National Memorial project in Somerset County, Pennsylvania.

SECURITY OWNERSHIP OF THE COMPANY’S COMMON SHARES

BY CERTAIN BENEFICIAL OWNERS AND BY MANAGEMENT

Security Ownership of Certain Beneficial Owners

As of March 22, 2013, the following persons were beneficial owners of more than five percent of the Company’s common stock. The beneficial ownership information presented is based upon information furnished by each person or contained in filings made with the Securities and Exchange Commission. Except as otherwise indicated, each holder has sole voting and investment power with respect to the shares indicated. The following table shows the nature and amount of their beneficial ownership.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Ownership		Percent of Class
Common Stock	Thomas R. Beecher, Trustee	3,304,601	(1)	17.5%
	CTG Stock Employee Compensation Trust
	120 W. Tupper Street
	Buffalo, NY 14201

Common Stock	FMR LLC	1,187,621	(2)	6.3%
	82 Devonshire Street
	Boston, MA 02109

Common Stock	Heartland Advisors, Inc.	1,000,000	(3)	5.3%
	789 North Water Street
	Milwaukee, WI 53202

Common Stock	Ameriprise Financial, Inc.	967,033	(4)	5.1%
	145 Ameriprise Financial Center Minneapolis, MN 55474

(1)	As set forth in a Schedule 13D/A filed on November 2, 2007, Mr. Beecher, as Trustee for the Computer Task Group, Incorporated Stock Employee Compensation Trust, has sole voting and dispositive power over said shares. Pursuant to a Trust Agreement, amended on October 31, 2007, the Trust will terminate on the earlier of (a) the date when the Trust no longer holds assets, (b) May 3, 2014, and (c) the date specified in a written notice of termination given by the Board of Directors to the Trustee.

(2)	Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, is a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Fidelity is the beneficial owner of 1,187,621 shares or 6.3% of the Common Stock outstanding of Computer Task Group, Incorporated (“the Company”) as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 1,187,621 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(3)	Based solely on information contained in a Schedule 13G filed on February 7, 2013, indicating that Heartland Advisors, Inc. has shared power to vote 1,000,000 shares and shared dispositive power over

1,000,000 shares and William J. Nasgovitz shares investment and voting power over the shares by virtue of his control over Heartland Advisors, Inc. Mr. Nasgovitz disclaims any beneficial ownership of the shares.

(4)	Based solely on information contained in a Schedule 13G filed jointly on February 13, 2013 by Ameriprise Financial, Inc. and Columbia Management Investment Advisors, LLC, indicating that each has shared voting power with respect to 621,390 shares and shared dispositive power with respect to 967,033 shares. Ameriprise Financial, Inc., a Delaware Corporation, is the parent holding company of Columbia Management Investment Advisers, LLC, an investment adviser registered under section 203 of the Investment Advisers Act of 1940.

Security Ownership by Management

The table below sets forth, as of March 22, 2013, the beneficial ownership of the Company’s common stock by (i) each director and nominee for director individually, (ii) each executive officer named in the summary compensation table individually, and (iii) all directors and executive officers of the Company as a group.

Name of Individual or Number in Group	Shares Owned	Shares Beneficially Owned (1)	Total Ownership (2)		Percent of Class
James R. Boldt	468,221	702,542	1,170,763		6.2%
Thomas E. Baker	72,500	200,000	272,500		1.4%
Randall L. Clark	51,940	180,000	231,940	(3)	1.2%
David H. Klein	—	13,096	13,096		0.1%
William D. McGuire	26,500	105,300	131,800		0.7%
John M. Palms	95,970	240,000	335,970		1.8%
Daniel J. Sullivan	63,635	240,000	303,635		1.6%
Michael J. Colson	111,773	266,250	378,023		2.0%
Filip J.L. Gydé	89,200	87,126	176,326		0.9%
Brendan M. Harrington	78,016	181,250	259,266		1.4%
Ted Reynolds	35,587	20,825	56,412		0.3%

All directors and executive officers as a group (13 persons)	1,240,232	2,488,139	3,728,371		19.8%

(1)	Amounts represent number of shares available to purchase through the exercise of options that were exercisable on or within 60 days after March 22, 2013.

(2)	The beneficial ownership information presented is based upon information furnished by each person or contained in filings made with the Securities and Exchange Commission. Except as otherwise indicated, each holder has sole voting and investment power with respect to the shares indicated.

(3)	Shares owned include 10,000 shares held by Mr. Clark’s wife.

THE BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors is divided into three classes serving staggered three-year terms. The Board has seven directors and the following four committees: (i) Audit, (ii) Compensation, (iii) Nominating and Corporate Governance, and (iv) Executive. During 2012, the Board held a total of seven meetings. Except for Mr. Klein, who was appointed to the Board in September 2012, each director attended at least 75% of the total number of Board meetings and the total number of meetings for the Board committees on which such director served.

Director Independence and Executive Sessions

The Board of Directors affirmatively determined in February 2013 that each of the Company’s six non-management directors, which include Thomas E. Baker, Randall L. Clark, David H. Klein, William D. McGuire, John M. Palms and Daniel J. Sullivan, is an independent director in accordance with our corporate governance policies and the standards of the NASDAQ Stock Market (“NASDAQ”). As a result of these six directors being independent, a majority of our Company’s seven-person Board of Directors is currently independent as so defined. The Board of Directors has determined that there are no relationships between the Company and the directors classified as independent other than service on our Company’s Board of Directors.

The foregoing independence determination also included the conclusions of the Board of Directors that:

•

each member of the Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee described in this proxy statement is respectively independent under the standards listed above for purposes of membership on each of these committees; and

•	each of the members of the Audit Committee also meets the additional independence requirements under Rule 10A-3(b) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

Mr. Sullivan currently serves as the lead independent director for purposes of scheduling and setting the agenda for the executive sessions of the independent directors. It is presently contemplated that these executive sessions will occur at least once during the fiscal year ending December 31, 2013, in conjunction with a regularly scheduled Board meeting, in addition to the separate meetings of the standing committees of the Board of Directors.

The Board of Directors has also adopted a statement of corporate governance principles that is available on the Company’s website as described below under “Corporate Governance and Website Information.”

Audit Committee

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Exchange Act, is composed of six directors: Thomas E. Baker, Chairman, Randall L. Clark, David H. Klein, William D. McGuire, John M. Palms and Daniel J. Sullivan, and operates under a written charter adopted by the Board of Directors. The charter of the Audit Committee is available on our Company’s website as described below under “Corporate Governance and Website Information.” The Audit Committee met five times during 2012.

The primary purposes of the Audit Committee are to oversee on behalf of the Company’s Board of Directors: (1) the accounting and financial reporting processes of the Company and integrity of the Company’s financial statements, (2) the audits of the Company’s financial statements and appointment, compensation, qualifications, independence and performance of the Company’s independent registered public accounting firm, (3) the Company’s compliance with legal and regulatory requirements, (4) the Company’s internal audit function, and (5) the preparation of the Audit Committee report that SEC rules require to be included in the annual proxy statement. The Audit Committee’s job is one of oversight. Management is responsible for the Company’s financial reporting process including its system of internal control, and for the preparation of the Company’s consolidated financial statements in accordance with U.S. generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing those financial statements.

It is the Audit Committee’s responsibility to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews. Therefore, the Audit Committee has relied on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles, on its discussions with the independent registered public accounting firm and on the representations of the Company’s independent registered public accounting firm included in its report on the Company’s financial statements.

The Board of Directors has determined that the members of the Audit Committee are independent as described above under “Director Independence and Executive Sessions” and that each of them is able to read and understand fundamental financial statements. The Board of Directors has determined that Thomas E. Baker is an “audit committee financial expert” as defined in Item 407 of Regulation S-K. Under the rules of the SEC, the determination that a person is an audit committee financial expert does not impose on such person any duties, obligations or liability any greater than the duties, obligations and liability imposed on any other member of the Audit Committee or the Board of Directors. Moreover, the designation of a person as an audit committee financial expert does not affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.

Audit Committee Report

The Audit Committee has reviewed and discussed the audited financial statements with management; and has discussed with the Company’s independent auditors the matters required to be discussed pursuant to the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accountant the independent registered public accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

Submitted by the Audit Committee

Thomas E. Baker, Chairman

Randall L. Clark

David H. Klein

William D. McGuire

John M. Palms

Daniel J. Sullivan

Executive Committee

The Executive Committee is composed of James R. Boldt, Chairman, Thomas E. Baker, John M. Palms and William D. McGuire. The Executive Committee did not meet during 2012. The Executive Committee is empowered to act for the Board of Directors in intervals between Board meetings with the exception of certain matters that by law or under NASDAQ rules cannot be delegated. The Executive Committee meets as necessary.

Nominating and Corporate Governance Committee and Director Nomination Process

The Nominating and Corporate Governance Committee is composed of John M. Palms, Chairman, Thomas E. Baker, Randall L. Clark, David H. Klein, William D. McGuire and Daniel J. Sullivan. This Committee held three meetings during 2012.

This Nominating and Corporate Governance Committee has a charter that is available on our Company’s website as described below under “Corporate Governance and Website Information.” The primary purposes of the Committee are to (a) recommend to the Board of Directors the individuals qualified to serve on the Company’s Board of Directors for election by shareholders at each annual meeting of shareholders and to fill vacancies on the Board of Directors, (b) implement the Board’s criteria for selecting new directors, (c) develop, recommend to the Board, and assess corporate governance policies for the Company, and (d) oversee the evaluation of the Board.

The Board of Directors has determined that the members of the Nominating and Corporate Governance Committee are independent as described above under “Director Independence and Executive Sessions.”

Director Nominations Made by Shareholders. The Nominating and Corporate Governance Committee will consider nominations timely made by shareholders pursuant to the requirements of our By-laws, which are further discussed under “Shareholder Proposals.” The Nominating and Corporate Governance Committee has not formally adopted any specific elements of this policy, such as minimum specific qualifications or specific qualities or skills that must be possessed by qualified nominees, beyond the Nominating and Corporate Governance Committee’s willingness to consider candidates proposed by shareholders.

Procedure for Shareholders to Nominate Directors. Any shareholder who intends to present a director nomination proposal for consideration at the 2014 annual meeting and intends to have that proposal included in the proxy statement and related materials for the 2014 annual meeting, must deliver a written copy of the proposal to the Company’s principal executive offices no later than the deadline, and in accordance with the notice procedures, specified under “Shareholder Proposals” in this proxy statement and in accordance with the applicable requirements of Rule 14a-8 of the Exchange Act.

If a shareholder does not comply with the Rule 14a-8 procedures, the shareholder may use the procedures set forth in the Company’s By-laws, although in the latter case the Company would not be required to include the nomination proposal as a proposal in the proxy statement and proxy card mailed to shareholders in connection with the next annual meeting of shareholders. For shareholder nominations of directors to be properly brought before an annual meeting by a shareholder pursuant to the By-laws, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, any shareholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such shareholder’s intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid, to and received by the Secretary of the Company not later than 60 days in advance of the originally scheduled date of the annual meeting of shareholders.

The shareholder’s notice referred to above must set forth (1) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (2) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (3) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (4) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated by the Board of Directors; and (5) the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Board Composition and Diversity. The Nominating and Corporate Governance Committee’s current process for identifying and evaluating nominees for director consists of general periodic evaluations of the size and composition of the Board of Directors with a goal of maintaining continuity of appropriate industry expertise and knowledge of the Company. The Nominating and Corporate Governance Committee strives to compose the Board of Directors with individuals possessing a variety of complementary skills.

With respect to the nominees for election at this meeting and with respect to the other members of the Board, the Nominating and Corporate Governance Committee and the Board of Directors as a whole focused primarily on the experience, qualifications, attributes and skills discussed in each of the director’s biographies set forth above. In each case, the Nominating and Corporate Governance Committee and the Board of Directors considered important the achievements of the individual in the successful career described. With regard to Mr. Clark, the Nominating and Corporate Governance Committee and the Board particularly noted his experience in marketing, his experience in operating large companies, and his experience in management oversight through the large and diverse group of companies on whose Boards of directors he serves. With regard to Mr. Klein, the Nominating and Corporate Governance Committee and the Board particularly noted his extensive experience managing health plan entities and his knowledge of the healthcare industry—which is an important market for the Company’s services. With regard to Mr. Boldt, the Nominating and Corporate Governance Committee and the Board believe that it is important that they have immediate access to his direct involvement in the management of the Company. With regard to Mr. Baker, the Nominating and Corporate Governance Committee and the Board particularly noted his significant financial and audit related experience. With regard to Mr. McGuire, the Nominating and Corporate Governance Committee and the Board particularly noted his knowledge of and experience with the healthcare industry. With regard to Mr. Sullivan, the Nominating and Corporate Governance Committee and the Board particularly noted the broad perspective resulting from his diverse experience in managing and serving as an officer for a large, public company.

Although diversity may be a consideration in the Nominating and Corporate Governance Committee’s process, the Nominating and Corporate Governance Committee and the Board of Directors do not have a formal policy with regard to the consideration of diversity in identifying director nominees. Since neither the Board nor the Nominating and Corporate Governance Committee has received any shareholder nominations in the past, the Nominating and Corporate Governance Committee has not considered whether there would be any differences in the manner in which the Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder.

Source of Recommendation for Current Nominees. The nominees for director included in this proxy statement have been formally recommended by the incumbent independent directors who serve on the Nominating and Corporate Governance Committee. The Company did not pay a fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees.

Past Nominations from More Than 5% Shareholders. Under the SEC rules (and assuming consent to disclosure is given by the proponents and nominee), the Company must disclose any nominations for director made by any person or group beneficially owning more than 5% of the Company’s outstanding common stock received by the Company by the date that was 120 calendar days before the anniversary of the date on which its proxy statement was sent to its shareholders in connection with the previous year’s annual meeting. The Company did not receive any such nominations.

Shareholder Communications to the Board of Directors

Any record or beneficial owner of the Company’s common stock who has concerns about accounting, internal accounting controls, auditing matters or any other matters relating to the Company and wishes to communicate with the Board of Directors on such matters may contact the Audit Committee directly. The Audit Committee has undertaken on behalf of the Board of Directors to be the recipient of communications from shareholders relating to the Company. If particular communications are directed to the full Board, independent directors as a group, or individual directors, the Audit Committee will route these communications to the appropriate directors or committees so long as the intended recipients are clearly stated. Alternatively, any interested parties may communicate with the presiding lead independent director of our Board of Directors by writing to Daniel J. Sullivan, c/o Computer Task Group, Incorporated, 800 Delaware Avenue, Buffalo, New York 14209.

Communications intended to be anonymous may be made by calling the Company’s Whistleblower Hotline Service at 800-854-5313 and identifying yourself as an interested party intending to communicate with the Audit Committee (this third party service undertakes to forward such communications to the Audit Committee if so requested, assuming the intended recipient is clearly stated). You may also send communications intended to be anonymous by mail, without indicating your name or address, to Computer Task Group, Incorporated, 800 Delaware Avenue, Buffalo, New York 14209, Attention: Chairman of the Audit Committee. Communications not intended to be made anonymously may also be made by calling the hotline number or by mail to that address.

Shareholder proposals intended to be presented at a meeting of shareholders by inclusion in the Company’s proxy statement under SEC Rule 14a-8 or intended to be brought before a shareholders’ meeting in compliance with the Company’s By-laws are subject to specific notice and other requirements referred to under “Shareholder Proposals” and in applicable SEC rules and the Company’s By-laws. The communications process for shareholders described above does not modify or eliminate any requirements for shareholder proposals intended to be presented at a meeting of shareholders. If you wish to make a proposal to be presented at a meeting of shareholders, you may not communicate such proposals anonymously and may not use the hotline number or Audit Committee communication process described above in lieu of following the notice and other requirements that apply to shareholder proposals intended to be presented at a meeting of shareholders.

The Company encourages its directors to attend its annual meetings but has not adopted a formal policy requiring this attendance. With the exception of Mr. Klein, who was appointed to the Board in September 2012, all of our directors attended our annual meeting on May 9, 2012.

Corporate Governance and Website Information

The Company follows certain corporate governance requirements that it believes are in compliance with the corporate governance requirements of the NASDAQ listing standards and SEC regulations. The principal elements of these governance requirements as implemented by our Company are:

•	affirmative determination by the Board of Directors that a majority of the directors is independent;

•	regularly scheduled executive sessions of independent directors;

•

Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee comprised of independent directors and having the purposes and charters described above under the separate committee headings;

•	internal audit function;

•	corporate governance principles of our Board of Directors;

•	specific authorities and procedures outlined in the charters of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee; and

•

a code of business conduct and ethics applicable to directors, officers and employees of our Company. This code also contains a sub-section that constitutes a code of ethics (the “Code of Ethics”) specifically applicable to the Chief Executive Officer, Chief Financial Officer and other members of our Company’s finance department based on their special role in promoting fair and timely public reporting of financial and business information about our Company.

The charters of the Audit Committee, Compensation Committee, and Nominating and Governance Committee, the corporate governance principles of the Board of Directors, and the Code of Ethics are available without charge on the Company’s website at www.ctg.com, by clicking on “Investors,” and then “Corporate Governance.” We will also send these documents without charge and in print to any shareholder who requests them. The Company intends to disclose any amendments to or waivers of the Code of Ethics on its website.

Board Leadership and Role in Risk Oversight

Mr. Boldt serves as both the Chairman and the CEO of the Company. The Board of Directors believes this structure is in the best interests of the Company and its shareholders since Mr. Boldt is most familiar with the operational and industry challenges facing the Company. As such, Mr. Boldt is best positioned to develop agendas for Board meetings that ensure the Board’s time is most appropriately focused on issues of highest priority.

Each of the directors other than Mr. Boldt is an independent director. Mr. Sullivan presently serves as the lead independent director. In this capacity, Mr. Sullivan acts as a liaison between the independent directors and the Chairman to facilitate feedback and provide input concerning agenda items. The Board believes this approach appropriately and effectively complements the combined CEO/Chairman structure by enhancing the flow of information.

The Board views enterprise risk management (“ERM”) as an integral part of the Company’s strategic planning process and, as such, has charged the Audit Committee with the responsibility of overseeing the ERM process. To facilitate coordination of ERM at the operational level, the Audit Committee appointed Brendan M. Harrington as the Company’s Chief Risk Officer (“CRO”). In this capacity, Mr. Harrington works with the CEO and executive officers of the Company to provide periodic ERM reports to the Audit Committee; and strives to generate careful and thoughtful attention on the Company’s ERM process, the nature of material risks to the Company and the adequacy of the Company’s policies and procedures designed to mitigate these risks. Among the matters that are considered in the Company’s ERM process is the extent to which the Company’s policies and practices for incentivizing and compensating employees, including non-executive officers, may create risks that are reasonably likely to have a material adverse effect on the Company. In this manner, the Board believes it appropriately encourages management to promote a corporate culture that appreciates risk management and incorporates it into the overall strategic planning process of the Company.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, the Compensation Committee was comprised entirely of independent directors. The Compensation Committee of the Board of Directors is composed of William D. McGuire, Chairman, Thomas E. Baker, Randall L. Clark, David H. Klein, John M. Palms and Daniel J. Sullivan. In 2012, Mr. Boldt, the Company’s Chairman of the Board and CEO, served as a director on the Board of Dunn Tire LLC, a privately owned business. Mr. Clark, a member of the Compensation Committee, served as the Chairman of the Board of Directors of Dunn Tire LLC in 2012. The Company conducted no business with Dunn Tire LLC in 2012.

Certain Relationships and Related Transactions

Sharon Reynolds, the wife of one of the Company’s named executive officers, Ted Reynolds, has been employed by the Company since 2009. In 2012, Mrs. Reynolds served as the Company’s Senior Solutions Director and received a salary of $217,905 and an incentive of $59,702. A total of 1,000 shares of restricted stock were granted to Mrs. Reynolds in 2012. No stock options were granted to Mrs. Reynolds in 2012. At no time during 2012 did Mrs. Reynolds report directly to Ted Reynolds; and the Company’s written anti-nepotism policy would prohibit such a direct reporting structure in the future. It is the Company’s belief that the current reporting structure does not present a conflict of interest; and, as such, the Company has no additional policies or procedures implemented to further review, approve or ratify the aforementioned transaction. Had the reporting structure resulted in a potential conflict of interest, the Company’s Code of Conduct would require further review of the activity by the Board.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Composition and Primary Purposes

The Compensation Committee of the Board of Directors is composed of William D. McGuire, Chairman, Thomas E. Baker, Randall L. Clark, David H. Klein, John M. Palms and Daniel J. Sullivan. The Compensation Committee is responsible for overseeing the administration of the Company’s employee stock and benefit plans, establishing policies relating to the compensation of employees and setting the terms and conditions of employment for executive officers. During 2012, the Compensation Committee held a total of two meetings. The Board of Directors has determined that the members of the Compensation Committee are independent as described above under “Director Independence and Executive Sessions.”

The Compensation Committee has a charter that is available on our Company’s website as described above under “Corporate Governance and Website Information.” The Compensation Committee reviews the charter annually and updates the charter as necessary. The primary purposes of the Compensation Committee are to: (1) review and approve corporate goals and objectives relevant to the Company’s compensation philosophy, (2) evaluate the CEO’s performance and determine the CEO’s compensation in light of those goals and objectives, (3) review and approve executive officer compensation, incentive compensation plans and equity-based plans; and (4) produce an annual report on executive compensation, and approve the Compensation Discussion and Analysis, for inclusion in the Company’s annual proxy statement.

Effect of Say-on-Pay Vote

At the May 2012 annual meeting, shareholders were asked to approve the Company’s fiscal 2011 executive compensation programs. Of those who voted, over 95% voted to approve the proposal. In light of these results, and in consideration of shareholder input obtained from outreach efforts taken in connection with the 2012 meeting, the Compensation Committee carefully reviewed the Company’s executive compensation practices. The Committee concluded that the Company’s existing executive compensation programs continue to be the most appropriate for the Company and effective in rewarding executives commensurate with business results. The Committee believes that the best way to align the CEO’s compensation with shareholder interests is to place the majority of his compensation at-risk—in the form of long-term performance based equity awards and annual incentive opportunity. In 2011 over 75% of the total compensation for the CEO was in the form of at-risk performance-based compensation—consisting of long-term equity awards and performance based incentives. The Committee continued this practice of heavily weighting at-risk performance-based incentives in 2012.

Compensation Philosophy and Executive Compensation Objectives

Given the exceptionally competitive nature of the IT Industry, the Company’s Compensation Committee and management believe it is strategically critical to attract, retain and motivate the most talented employees possible by providing competitive total compensation packages. This general philosophy on compensation applies to all employees of the Company. With regard to executive officer compensation, the Company seeks to accomplish the following high-level objectives:

•

Offer a Competitive Total Compensation Package. To attract the most talented executive officers possible, the Company should tailor each executive officer’s total compensation plan to reflect average total compensation offered at similar organizations. This is accomplished by means of routine compensation surveying, the process for which is described further below.

•

Tie Total Compensation to Performance in a Meaningful Manner. To promote the Company’s overall annual and long-term financial and operating objectives, a significant portion of total compensation should be based upon the accomplishment of specific Company objectives within an executive officer’s purview. This is accomplished by means of various performance-based incentive plans described further below.

•

Encourage Executives to Think Like Shareholders. To promote the best interests of shareholders, executive officers should be encouraged to maintain a significant equity interest in the Company. This is accomplished by means of various equity award plans described further below.

How Executive Compensation is Determined

In order to promote the Company’s objective of tying total compensation to performance in a meaningful manner, the Company has adopted a uniform approach to compensation planning. In short, once the Board of Directors has reviewed and approved the corporate goals and objectives for the entire Company, the Compensation Committee begins the process of setting compensation for the executive officers. Once compensation has been set for the executive officers, they in turn are able to set performance-based objectives for their direct reports. This approach to compensation planning continues throughout the organization. In this manner, the compensation planning process seeks to optimize shareholder value by integrating appropriate employee responsibilities with corporate objectives.

In an effort to accomplish the Company’s objective of offering competitive total compensation packages, the Compensation Committee routinely surveys total compensation packages for all executive officers. In 2012, as has been the practice for several years, the Compensation Committee retained the services of Pay Governance LLC, a highly-regarded independent compensation consulting firm, to undertake an annual compensation review for each of the Company’s executive officers. Pay Governance reports to, and acts solely at the direction of, the Compensation Committee. Pay Governance does not provide any other services to the Company or any of the Company’s executive officers individually, aside from those services provided to the Compensation Committee. Pay Governance has provided the Committee with appropriate assurances and confirmation of its independent status. Furthermore, the Committee has considered the factors set forth in 17 C.F.R. §240.10C-1(b)(4)(i)-(vi) and believes that Pay Governance has been independent throughout its services to the Committee. Prior to conducting the study, Pay Governance was provided with job descriptions for each of the executive officers and was specifically instructed to provide the Compensation Committee with a Competitive Market Analysis—a written report for each executive officer reflecting the competitive range of total compensation for comparable positions.

Surveying Methodology Used. Pay Governance used its proprietary executive compensation database to create the report. This database contains compensation data from over 1,050 companies. From this data, Pay Governance performed regression analyses designed to identify a competitive range for jobs in similar sized companies with similar responsibilities. The competitive range identified in the Pay Governance report approximates the statistical mean within one standard deviation. As such, the competitive range tends to fall within approximately fifteen percentage points on either side of the mean. The deviation in this range is usually explained by differences in experience, length of service and/or differences in responsibilities.1

For 2012, the Pay Governance report contained the following observations:

•	Except for Mr. Gydé, total compensation for all named executive officers was within the competitive range.

•

Total compensation for Mr. Gydé was higher than the competitive range. The fact that the Company grants equity shares to Mr. Gydé commensurate with his U.S. counterparts, rather than at competitive levels for Europeans, is the primary reason that Mr. Gydé’s compensation is higher than the competitive range for similar jobs in the Western European market.

•

Mr. Boldt’s total compensation—including salary, annual and long-term incentives—was within the competitive range. However, compared to the market data, the Compensation Committee elected to structure Mr. Boldt’s annual cash compensation with a higher proportion in the annual incentive and a lower base salary. The Committee has done so because it believes that placing a greater emphasis on performance-based compensation is aligned with achieving improvements in the Company’s overall profitability and increasing shareholder value.

[1]	The Compensation Committee did not consider compensation practices of any peer group in setting pay for 2012.

Upon completion of the report, the Compensation Committee met personally with a representative of Pay Governance to review the document. The Compensation Committee used the Pay Governance study, in conjunction with the Company’s overall long-term financial and operating objectives for 2012, to set total compensation for the CEO. Prior to approving Mr. Boldt’s total compensation package for 2012, the Compensation Committee also reviewed the details of each aspect of Mr. Boldt’s compensation. Mr. Boldt has no direct role in establishing the terms of his own compensation. The details of Mr. Boldt’s total compensation for 2012 are discussed in more detail below.

The CEO used the Pay Governance Competitive Market Analysis, in conjunction with the Company’s overall long-term financial and operating objectives for 2012, to make compensation recommendations to the Board for each executive officer. It has been the practice of the Board to approve total compensation packages that contain a significant portion of tailored, performance-based incentives within the executive officer’s purview. The executive officers have no direct role in establishing the terms of their compensation. The details of each named executive officer’s total compensation for 2012 are discussed below in more detail.

Components of Executive Compensation

The compensation paid to the Company’s executive officers, as reflected in the tables set forth in this proxy statement, can be broken down into the following three general categories: (i) Baseline Compensation, (ii) Performance-Based Incentives and (iii) Equity-Based Incentives.

Baseline Compensation

Baseline Compensation includes annual base salary, standard employee benefits available to all employees generally and participation in certain executive level employee benefit programs. Once awarded, compensation payments made under this component are provided during the course of the year without regard to achievement of specific performance-based objectives. The Company chooses to pay this component of compensation because it comprises the foundation of executive compensation. As such, the Company considers maintaining competitive levels of baseline compensation essential to attracting and retaining talented personnel.

Annual Base Salary—In an effort to stay competitive, annual salaries for executive officers are reviewed by the Compensation Committee on a yearly basis. With respect to determining the base salary of executive officers, the Committee takes into consideration the compensation report prepared by Pay Governance, the executive’s individual performance as well as length of service and internal equity considerations. Of these factors, the Pay Governance report is generally given the most weight.

Standard Employee Benefits—Executive officers are entitled to participate in the same benefit programs afforded generally to all other employees of the Company. Such benefits generally include a 401(k) program, Medical/Dental/Vision Health Plans, Employee Stock Purchase Plan, Short-Term and Long-Term Disability Plans and Flexible Spending Account Plan.

Executive Level Benefits—In addition to the benefits afforded to employees generally, executive officers are also eligible to participate in or receive the benefit of the following Company sponsored Executive Level Benefits: Long-Term Executive Disability Plan, Executive Life Insurance Plan, Accidental Death & Dismemberment and Travel Accident Plan, Income Tax Preparation and Advice program, Executive Medical and Dental Plan program, and the Company’s change in control agreements.2 A synopsis of these executive level benefits is provided below:

•	Long-Term Executive Disability Plan. The Company will pay, on the executive’s behalf, the premiums associated with maintaining a long-term disability policy with approximately seventy percent

[2]	Since Belgian law designates the calculation of separation benefits, Mr. Gydé does not have a change in control agreement.

(70%) salary replacement up to $25,000 per month. The benefits provided under the Long-Term Executive Disability Plan are provided in lieu of the Long-Term Disability Plan afforded to employees generally.

•

Executive Life Insurance Plan. The Company will pay, on the executive’s behalf, the premiums associated with maintaining a life insurance policy with coverage equal to three times current annual base salary.

•

Accidental Death & Dismemberment & Travel Accident Plan. The Company will pay, on the executive’s behalf, the premiums associated with maintaining an accidental death and dismemberment policy with coverage equal to four times current annual base salary.

•	Income Tax Preparation and Advice Program. The Company will generally reimburse executives for out-of-pocket fees expended, up to $2,000, on tax preparation, planning or advice.

•	Executive Medical and Dental Plan Program. The Company will reimburse executives for out-of-pocket expenses, up to $10,000, on qualifying medical or dental expenditures.

•

Change in Control Agreements. Pursuant to the terms of these agreements, executives are generally entitled to the following benefits in the event of a Change in Control (as defined in the agreements): (a) immediate vesting of all stock-related awards granted under the 2010 Equity Award Plan, the 2000 Equity Award Plan, the 1991 Stock Option Plan or the 1991 Restricted Stock Plan; (b) immediate vesting and cash payout of any deferred compensation accruing pursuant to the Company’s Nonqualified Key Employee Deferred Compensation Plan; and (c) to the extent that the executive’s stock option rights are impeded or adversely affected by the resulting Change in Control (i.e., no comparable Conversion Options offered), an executive is entitled to an immediate lump sum payout of the built in gain on all unexercised stock options, calculated as of the date of the Change in Control. Further, additional severance benefits apply in the event the executive’s employment is terminated for Good Reason by the executive or without Cause by the Company within six (6) months before or twenty-four (24) months after the date of Change in Control.[3] These additional severance benefits include: a lump sum payment of two times[4] the executive’s annual rate of salary, a lump sum payment of two times the executive’s average annual Incentive (calculated from the preceding three years), a lump sum payout (in lieu of continued healthcare coverage) equal to twenty-five percent (25%) of current salary and highest annual Incentive (from the preceding three years), indemnification coverage for a period of sixty (60) months, a cash-out of equity-based compensation; and payout of any and all deferred compensation accruing up to the date of termination. For more information on Potential Change in Control related payments, see “Potential Payments upon Termination or Change in Control.”

Performance-Based Incentives

Performance-based incentives include an annual cash incentive (“Incentive”) and participation in the Company’s Nonqualified Key Employee Deferred Compensation Plan (“Deferred Compensation Plan”). Compensation payments provided under these programs are conditional upon the accomplishment of specific performance-based goals. The Company chooses to pay this component of compensation because it believes such compensation programs are critical to motivating executive officers in a manner that directly impacts shareholder value.

Annual Cash Incentive Compensation—Each executive officer’s total annual compensation includes a potential Incentive award. Incentive payments are contingent upon the accomplishment of certain performance-based objectives selected by the Compensation Committee annually. In selecting objectives, the Compensation

[3]	In Mr. Boldt’s case, these severance benefits may also be triggered by his termination for any reason within six (6) months following the Change in Control.
[4]	In Mr. Boldt’s case, 2.99 times current salary, and 2.99 times the highest annual Incentive (calculated from the preceding three years), is provided.

Committee seeks to individually tailor performance criteria for each executive officer. The amounts of the Incentive, and the formula for calculating actual payments, are regularly reviewed and surveyed in conjunction with the Pay Governance study discussed earlier. In 2012, the Compensation Committee established performance objectives for the executive officers based on targeted levels of revenue and operating income. To the extent an executive officer has specific operational responsibilities, performance objectives were split between: (i) consolidated revenue and operating income for the entire Company and (ii) business unit revenue and gross profit for that executive officer’s focus of operation. Targets for non-operational executive officers, including the CEO, were based solely on consolidated revenue and operating income for the entire Company.

The formula for calculating each executive officer’s Incentive provides that at least eighty percent (80%) of the stipulated plan target (“Threshold”) must be achieved before any remuneration is awarded for that objective. If the Threshold is achieved, the executive officer receives fifty percent (50%) of the designated plan award for that objective. Then, for each additional percentage point (1%) achieved above the Threshold, up to one hundred percent (100%) of the plan target (“Objective Goal”), the executive officer receives another two and one-half percent (2.5%) of the designated plan award for that objective. For each additional percentage point (1%) achieved above the Objective Goal, the executive officer receives another five percent (5%) of the designated plan award for that objective. Each plan prohibits the receipt of amounts in excess of two hundred percent (200%) of the designated plan award for that objective.

The designated plan award is generally calculated as a percentage of annual base salary. In 2012, the designated plan awards were: (i) for Mr. Boldt, CEO, one hundred percent (100%) of base salary actually paid, (ii) for Mr. Harrington, CFO, seventy-five percent (75%) of base salary actually paid, (iii) for Mr. Colson, SVP, seventy-five percent (75%) of base salary actually paid, (iv) Mr. Gydé, SVP, forty-five percent (45%) of base salary actually paid, and (v) for Mr. Reynolds, VP, fifty percent (50%) of base salary actually paid.

The Compensation Committee believes that each executive officer’s Incentive plan targets for 2012 involve a reasonably challenging degree of difficulty that considers current economic challenges and reflects the Board’s desire to maintain flexibility in enhancing the executive officer’s focus, motivation and enthusiasm. The Compensation Committee does not retain any discretion to award Incentive compensation absent achievement of the specified thresholds or to reduce or increase the size of any award or payout. In this manner, the Compensation Committee believes that each executive officer’s Incentive plan targets are reasonably tailored to promote the Company’s overall annual and long-term financial goals.

Deferred Compensation—This component of executive compensation consists of employee and Company contributions under the Deferred Compensation Plan for those executives chosen to participate in the plan. Executives chosen to participate in the plan are eligible to elect to defer a percentage of their annual cash compensation. In addition, executives are also eligible to receive a Company contribution under the plan in an amount equal to a specified percentage of the sum of the executive’s 2012 Base Salary and Incentive compensation. Payment of the Company’s contribution is contingent on the accomplishment of certain performance targets5 recommended by the CEO and approved by the Compensation Committee. Actual amounts paid under the Company contributions, and the formula for calculating actual payments, are regularly reviewed and approved by the Compensation Committee. The contribution can be made in cash or the Company’s common stock, as determined by the Compensation Committee. In 2012, for those executives chosen to participate in the plan, the Company’s contribution percentage was seven and one-half percent (7.5%) of the annual amounts received from both Base Salary and annual Incentive amounts. The Company’s Omnibus Code Section 409A Compliance Policy became effective as of January 1, 2009. This policy is designed to ensure compliance with Internal Revenue Code Section 409A and applicable Treasury Regulations for arrangements that are or may constitute nonqualified deferred compensation plans.

[5]	In 2012, the performance targets for the Deferred Compensation Plan were based upon the Company’s attainment of certain operating income targets.

Equity-Based Incentives

This component of executive compensation consists of grants of restricted stock and stock options under the Company’s 2010 Equity Award Plan and the 1991 Restricted Stock Plan.6 In making such grants, the Compensation Committee considers an executive’s past contributions and expected future contributions towards Company performance. Grants are made to key employees of the Company who, in the opinion of the Compensation Committee, have had and are expected to continue to have a significant impact on the long-term performance of the Company. The awards are designed to reward individuals who remain with the Company; and to further align employee interests with those of the Company’s shareholders. The Company chooses to pay this component of compensation because it believes that stock ownership by management is beneficial in aligning management’s activities and decisions with shareholders’ interests of maximizing share value.

Except in circumstances of new or recently promoted executive officers, the Compensation Committee grants equity compensation on a set date each year. The Company does not time or plan the release of material non-public information for the purpose of affecting the value of compensation. Equity awards may also be granted at other meetings of the Compensation Committee to individuals who become executive officers, are given increased responsibilities during the year or in recognition of special accomplishments.

Restricted Stock Grants During 2012—The Compensation Committee granted restricted stock awards, under the Company’s 1991 Restricted Stock Plan, to various executive officers as identified in the tables below. In general, recipients of restricted stock awards receive a specified number of non-transferable restricted shares to be held by the Company, in the name of the grantee, until satisfaction of stipulated vesting requirements. Upon satisfaction of such vesting requirements, restrictions prohibiting transferability will be removed from the vested shares. In determining whether to grant an individual restricted stock, the Compensation Committee considers an executive’s contribution toward Company performance, expected future contribution and the number of options and shares of common stock presently held by the executive. For awards of restricted stock granted in 2012 to executive officers, shares vest in four equal installments over the next four years, beginning on the first anniversary of the date of grant. Similar to awards of stock options, restricted stock awards directly align compensation with increases in shareholder value; and provide benefits of share ownership (such as voting rights) immediately upon grant.

Stock Options Granted During 2012—The Compensation Committee granted stock options under the Company’s 2010 Equity Award Plan to various executive officers as identified in the tables below. In general, recipients of the stock options receive the right to purchase shares of common stock of the Company in the future at a price equal to the value of the Company’s common stock, as reported on NASDAQ, at closing on the date of grant. The Compensation Committee determines the dates and terms upon which options may be exercised, as well as whether the options will be incentive stock options or nonqualified stock options. For awards granted to executive officers in 2012, options vest in four equal installments over the next four years, beginning on the first anniversary of the date of grant.7 All stock options have a term of ten years from the date of grant. In determining whether to grant an individual stock options, the Compensation Committee considers an executive’s contribution toward Company performance, expected future contribution and the number of options and shares of common stock presently held by the executive. Any value that might be received from an equity grant depends upon increases in the price of the Company’s common stock. Accordingly, the amount of compensation to be received by an executive is directly aligned with increases in shareholder value.

[6]	The 2010 Equity Award Plan was adopted by the Shareholders in 2010. As of the date of this filing, grants made prior to the adoption of the 2010 Equity Award Plan are still outstanding and, as such, are governed by the terms of predecessor Award Plans.
[7]	In 2012, however, Mr. Gydé received a grant of 4,500 stock options which will vest, in their entirety, in 2016. This method of vesting was provided as a means of accommodating certain tax laws in Belgium, which require recognition of tax consequences on the date of grant.

2012 SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary (c) ($)	Stock Awards (e) ($)(1)	Option Awards (f) ($)(2)	Non-Equity Incentive Plan Compensation (g) ($)		All Other Compensation (i) ($)(5)		Total (j) ($)
James R. Boldt Chairman, President and Chief Executive Officer	2012	$505,000	$579,040	$301,170	$670,100	(3)	$92,772	(6)	$2,236,215
					$88,133	(4)
	2011	$478,781	$456,000	$233,685	$888,288	(3)	$58,480	(6)	$2,251,941
					$136,707	(4)
	2010	$456,233	$344,640	$138,136	$647,219	(3)	$38,824	(6)	$1,707,811
					$82,759	(4)

Brendan M. Harrington Senior Vice President, Chief Financial Officer	2012	$276,000	$105,280	$75,293	$274,675	(3)	$30,454	(7)	$803,003
					$41,301	(4)
	2011	$262,016	$91,200	$73,027	$364,591	(3)	$34,331	(7)	$887,826
					$62,661	(4)
	2010	$252,312	$28,720	$69,068	$178,967	(3)	$19,884	(7)	$581,297
					$32,346	(4)

Michael J. Colson Senior Vice President, Solutions	2012	$294,000	$105,280	$75,293	$246,324	(3)	$42,875	(8)	$804,296
					$40,524	(4)
	2011	$280,548	$91,200	$73,027	$382,592	(3)	$33,344	(8)	$927,025
					$66,314	(4)
	2010	$255,320	$53,850	$69,068	$192,268	(3)	$35,742	(8)	$639,817
					$33,569	(4)

Filip J. L. Gydé Senior Vice President, and General Manager, CTG Europe	2012	$288,742	$60,160	$68,971	$199,684	(3)	$153,944	(9)	$771,501
					$—	(4)
	2011	$302,906	$60,800	$60,548	$115,205	(3)	$127,050	(9)	$666,509
					$—	(4)
	2010	$281,854	$28,720	$69,953	$167,173	(3)	$131,387	(9)	$679,087
					$—	(4)

Ted Reynolds Vice President, Health Solutions	2012	$283,000	$60,160	$67,763	$129,408	(3)	$54,540	(10)	$625,802
					$30,931	(4)
	2011	$275,000	$417,940	$117,217	$233,248	(3)	$42,474	(10)	$1,136,704
					$50,825	(4)

(1)	The amounts in column (e) reflect the aggregate grant date fair value for the awards granted in the fiscal years ended December 31, 2012, 2011 and 2010 as applicable, as computed in accordance with FASB ASC Topic 718. The assumptions used in the calculation of these amounts are included in footnote 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2012, including the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on or about February 22, 2013.

(2)	The amounts in column (f) reflect the aggregate grant date fair value for the options granted in the fiscal years ended December 31, 2012, 2011 and 2010 as applicable, as computed in accordance with FASB ASC Topic 718. The assumptions used in the calculation of these amounts are included in footnote 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2012, including the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on or about February 22, 2013.

(3)	Represents cash payments earned under the respective executive’s annual cash incentive plan (“Incentive”).

(4)	Represents amounts contributed by the Company under the Computer Task Group, Incorporated Nonqualified Deferred Compensation Plan.

(5)	Life Insurance. During 2012, the Company provided life insurance benefits for Messrs. Boldt, Harrington, Colson and Reynolds. The premiums paid by the Company for these benefits totaled $68,843, $9,351, $14,072 and $32,110, respectively. In 2011, the premiums for these life insurance benefits for Messrs. Boldt, Harrington, Colson and Reynolds totaled $32,578, $8,119, $5,806 and $25,098, respectively. In 2010, the premiums for these life insurance benefits for Messrs. Boldt, Harrington, and Colson totaled $11,428, $6,763, and $8,181, respectively.

401(k) Contributions. The Company may match up to 3% of the contributions made by Messrs. Boldt, Harrington, Colson and Reynolds to the Computer Task Group, Incorporated 401(k) Retirement Plan. Contributions made by the Company during 2012 for Messrs. Boldt, Harrington, Colson and Reynolds totaled $7,500 for each. Contributions made by the Company during 2011 for Messrs. Boldt, Harrington, Colson and Reynolds totaled $7,350, $7,350, $7,350, and $7,106, respectively. Contributions made by the Company during 2010 for Messrs. Boldt, Harrington, and Colson totaled $8,250, $7,535, and $8,250, respectively.

(6)	In addition to life insurance premiums and 401(k) contributions (as further disclosed in footnote 5), during 2012, Mr. Boldt received a total value of $16,429 from the following Executive Level Benefits (which are further described beginning on page 15): Long-Term Executive Disability Plan, Accidental Death & Dismemberment & Travel Accident Plan, Executive Medical and Dental Plan Program and Mr. Boldt’s annual dues at a luncheon club. Mr. Boldt received a total value of $18,552 and $19,146 from these Executive Level Benefits during 2011 and 2010, respectively.

(7)	In addition to life insurance premiums and 401(k) contributions (as further disclosed in footnote 5), during 2012, Mr. Harrington received a total value of $13,603 from the following Executive Level Benefits (which are further described beginning on page 15): Long-Term Executive Disability Plan, Accidental Death & Dismemberment & Travel Accident Plan, Executive Medical and Dental Plan Program and Mr. Harrington’s annual dues at a luncheon club. Mr. Harrington received a total value of $18,862 and $5,586 from these Executive Level Benefits during 2011 and 2010, respectively.

(8)	In addition to life insurance premiums and 401(k) contributions (as further disclosed in footnote 5), during 2012, Mr. Colson received a total value of $21,303 from the following Executive Level Benefits (which are further described beginning on page 15): Long-Term Executive Disability Plan, Accidental Death & Dismemberment & Travel Accident Plan, Income Tax Preparation and Advice Program, Executive Medical and Dental Plan Program and Mr. Colson’s annual dues at a luncheon club. Mr. Colson received a total value of $20,188 and $19,311 from these Executive Level Benefits during 2011 and 2010, respectively.

(9)	In accordance with Belgian law the Company is required to pay Mr. Gydé: (i) 92% of one month’s pay as vacation pay and (ii) a year-end premium equal to one month’s pay. Together, these legal obligations totaled $92,997 in 2012, $65,176 in 2011 and $71,844 in 2010. The Company also makes contributions towards Mr. Gydé’s cafeteria plan account, which is a plan generally available to all Belgium employees. Contributions to Mr. Gydé’s cafeteria plan totaled $37,527 in 2012, $38,287 in 2011 and $35,313 in 2010. The Company also leases an automobile for Mr. Gydé’s use, as is done for all Belgium employees with a likelihood of traveling. The cost to the Company for leasing Mr. Gydé’s automobile was $21,526 in 2012, $23,310 in 2011 and $22,230 in 2010. Mr. Gydé also received $1,894, $277 and $2,000 for Income Tax Preparation in 2012, 2011 and 2010, respectively.

(10)	In addition to life insurance premiums and 401(k) contributions (as further disclosed in footnote 5), during 2012, Mr. Reynolds received a total value of $14,930 from the following Executive Level Benefits (which are further described beginning on page 15): Long-Term Executive Disability Plan, Accidental Death & Dismemberment & Travel Accident Plan, Income Tax Preparation and Advice Program, and Executive Medical and Dental Plan Program. Mr. Reynolds received a total value of $10,270 from these Executive Level Benefits during 2011.

Specific Executive Officer Compensation Plans and Employment Agreements

James R. Boldt, CEO. In 2012, Mr. Boldt’s compensation included annual base salary payments totaling $505,000, an Incentive of $670,100, a grant of 40,000 stock options at $15.04 per share and a grant of 38,500 restricted shares. In setting baseline compensation and the performance standards for Mr. Boldt’s compensation, the Compensation Committee considered the following factors: the Pay Governance report, his past performance and internal pay equity among the management team. The total amount of compensation that Mr. Boldt received was based on a combination of his baseline compensation and the extent to which the thresholds for compensation were achieved under his performance based incentives. The Company contributed $88,133 (or 7.5% of Mr. Boldt’s cash compensation) towards the Deferred Compensation Plan on Mr. Boldt’s behalf. Mr. Boldt did not elect to contribute any of his cash compensation towards the plan in 2012.

Mr. Boldt is currently the only executive officer with a written Employment Agreement addressing compensation terms. Pursuant to the terms of that Agreement:

•	compensation will be reviewed and adjusted annually by the Compensation Committee as appropriate;

•	either party may terminate the employment relationship upon sixty (60) days prior written notice to the other;

•

competitive activities, and other activities adverse to the Company’s interests, are prohibited during the term of the employment relationship and for a one (1) year period after any termination thereof.

The Agreement also provides severance compensation in the event of termination. In the event of termination by Mr. Boldt for Good Reason (as defined in the Agreement), or by the Company other than for Cause (as defined in the Agreement), or if he dies or becomes disabled, Mr. Boldt will receive a lump sum cash payment equal to the average annual total cash compensation paid to him in the three (3) years leading up to the actual date of termination. Mr. Boldt will also continue to receive medical and dental benefits for a period of twelve (12) months. In the event Mr. Boldt remains unemployed following the six (6) month anniversary of the date of termination, he will receive a second lump sum cash payment equal to fifty percent (50%) of the initial lump sum payment received.

Brendan M. Harrington, CFO. In 2012, Mr. Harrington’s total compensation included annual base salary payments of $276,000, an Incentive of $274,675, a grant of 10,000 stock options at $15.04 per share, and a grant of 7,000 restricted shares. In setting baseline compensation and the performance standards for Mr. Harrington’s compensation, the Compensation Committee considered the Pay Governance report and his past performance. The total amount of compensation that Mr. Harrington received was based on a combination of his baseline compensation and the extent to which the thresholds for compensation were achieved under his performance based incentives. The Company contributed $41,301 (or 7.5% of Mr. Harrington’s cash compensation) towards the Deferred Compensation Plan on Mr. Harrington’s behalf. Mr. Harrington did not elect to contribute any of his cash compensation towards the Plan in 2012.

Michael J. Colson, SVP. In 2012, Mr. Colson’s compensation included an annual base salary of $294,000, an Incentive of $246,324, a grant of 10,000 stock options at $15.04 per share and a grant of 7,000 restricted shares. In setting baseline compensation and the performance standards for Mr. Colson’s compensation, the Compensation Committee considered the Pay Governance report and his past performance. The total amount of compensation that Mr. Colson received was based on a combination of his baseline compensation and the extent to which the thresholds for compensation were achieved under his performance based incentives. The Company contributed $40,524 (or 7.5% of Mr. Colson’s cash compensation) towards the Deferred Compensation Plan on Mr. Colson’s behalf. Mr. Colson did not elect to contribute any of his cash compensation towards the Plan in 2012.

Filip J.L. Gydé, SVP. In 2012, Mr. Gydé’s compensation included annual base salary payments of $288,7428, an Incentive of $199,684, a grant of 9,000 stock options at $15.04 per share and a grant of 4,000 restricted shares. In setting baseline compensation and the performance standards for Mr. Gydé, the Compensation Committee considered the Pay Governance report and his past performance. The total amount of compensation that Mr. Gydé received was based on a combination of his baseline compensation and the extent to which the thresholds for compensation were achieved under his performance based incentives. Mr. Gydé is not a participant in the Company’s Deferred Compensation Plan. Pursuant to Belgian law, the Company is required to pay Mr. Gydé certain additional benefits which are generally afforded to all Belgian employees. These statutory benefits totaled $92,997 in 2012.

Ted Reynolds, VP. In 2012, Mr. Reynolds’ compensation included annual base salary payments of $283,000, an Incentive of $129,408, a grant of 9,000 stock options at $15.04 per share and a grant of 4,000 restricted shares. Mr. Reynolds was promoted to Vice President of the Company’s Health Solutions Group in March 2011. As a result of this promotion, Mr. Reynolds’ initial compensation awards were augmented by the Board on March 7th 2011. In making these compensation awards to Mr. Reynolds, the Committee considered the following factors: the Pay Governance report, Mr. Reynolds’ recent promotion to this position and past compensation. The Company contributed $30,931 (or 7.5% of Mr. Reynolds’ cash compensation) towards the Deferred Compensation Plan on Mr. Reynolds’ behalf. Mr. Reynolds did not elect to contribute any of his cash compensation towards the Plan in 2012.

[8]

In accordance with Belgian law, the Company is required to pay Mr. Gydé: (i) 92% of one month’s pay as vacation pay and (ii) a year-end premium equal to one month’s pay. These amounts are not reflected in Mr. Gydé’s salary.

2012 GRANTS OF PLAN BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name (a)	Grant Date (b)	Threshold (c) ($)	Target (d) ($)	Maximum (e) ($)	Threshold (f) #	Target (g) #	Maximum (h) #	All Other Stock Awards: Number of Shares of Stock or Units (i) #	All Other Option Awards: Number of Securities Underlying Options (j) #	Exercise or Base Price of Option Awards (k) ($/sh)	Grant Date Fair Value of Stock and Option Awards (l) ($)
James R. Boldt	2/14/2012	$252,500	$505,000	$1,010,000	—	—	—	38,500	40,000	$15.04	$880,210
Brendan M. Harrington	2/14/2012	$103,500	$207,000	$414,000	—	—	—	7,000	10,000	$15.04	$180,573
Michael J. Colson	2/14/2012	$110,250	$220,500	$441,000	—	—	—	7,000	10,000	$15.04	$180,573
Filip J. L. Gydé	2/14/2012	$64,967	$129,934	$259,868	—	—	—	4,000	9,000	$15.04	$129,131
Ted Reynolds	2/14/2012	$70,750	$141,500	$283,000	—	—	—	4,000	9,000	$15.04	$127,923

(1)	The amounts shown in column (c) reflect Incentives that would be paid for achieving 80% of the stipulated plan target. The amounts shown in column (d) reflect Incentives that would be paid for achieving 100% of the stipulated plan target. The amounts shown in column (e) reflect the maximum Incentives that would be paid under the stipulated plan. Further discussion of Incentive plan calculations is provided under the section entitled “Annual Cash Compensation,” found earlier in this Proxy Statement under the heading “Performance-Based Incentives.”

Grants of Plan-Based Awards

Each of the Non-Equity Incentive Plan Awards represented in the table above were Incentive awards granted to the named executive officers during 2012. Such Incentive awards are described earlier in this Proxy Statement under the heading “Performance-Based Incentives.” The formula for calculating each executive officer’s Incentive provides that at least eighty percent (80%) of the stipulated plan target (“Threshold”) must be achieved before any remuneration is awarded for that objective. If the Threshold is achieved, the executive officer receives fifty percent (50%) of the designated plan award9 for that objective. Then, for each additional percentage point achieved above the Threshold, up to one hundred percent (100%) of the plan target (“Objective Goal”), the executive officer receives another two and one-half percent (2.5%) of the designated plan award for that objective. For each additional percentage point (1%) achieved above the Objective Goal, the executive officer receives another five percent (5%) of the designated plan award for that objective. Each plan prohibits the receipt of amounts in excess of two hundred percent (200%) of the designated plan award for that objective.

Each of the equity awards represented in the table above was granted pursuant to the 2010 Equity Award Plan or the 1991 Restricted Stock Plan. Stock options represented in the table were granted by the Board on February 14, 2012; and the exercise price of all such options was set at $15.04—the closing price of the Company’s common stock on the date of grant. Restricted stock awards represented in the table were also granted by the Board of Directors on February 14, 2012. Recipients of both stock option and restricted stock awards were required to enter into agreements with the Company governing the vesting, exercise and/or transferability (as applicable) of such awards. Vesting requirements for both stock option awards and restricted stock awards are based solely on continued employment. There are no performance-based vesting requirements. Under the terms of all awards delineated in this table, restricted shares or stock options generally vest in four equal installments over the next four years, beginning on the first anniversary of the date of grant.10

[9]	The designated plan award is generally calculated as a percentage of annual base salary. In 2012, the designated plan awards were: (i) for Mr. Boldt, CEO, one hundred percent (100%) of base salary actually paid, (ii) for Mr. Harrington, CFO, seventy-five percent (75%) of base salary actually paid, (iii) Mr. Colson, SVP, seventy-five percent (75%) of base salary actually paid, (iv) for Mr. Gydé, SVP, forty-five percent (45%) of base salary actually paid, and (iv) for Mr. Reynolds, VP, fifty (50%) of base salary actually paid.
[10]	The grant of 4,500 stock options to Mr. Gydé will vest in their entirety in 2016 to accommodate certain tax laws in Belgium, which require recognition of tax consequences on the date of grant. The aggregate grant date fair value for the awards granted described above was computed in accordance with FASB ASC Topic 718. The assumptions used in the calculation of these amounts are included in footnote 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2012, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on or about February 22, 2013.

2012 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS							STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)		Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)
James R. Boldt	11,250	—		—	$21.94	12/14/2013		—	—	—	—
	6,820	—		—	$26.06	2/5/2014		—	—	—	—
	7,598	—		—	$16.19	2/4/2015		—	—	—	—
	92,102	—		—	$6.00	6/22/2015		—	—	—	—
	63,750	—		—	$5.94	3/1/2016		—	—	—	—
	200,000	—		—	$3.08	7/16/2016		—	—	—	—
	37,500	—		—	$3.18	2/6/2018		—	—	—	—
	10,000	—		—	$4.90	3/3/2014		—	—	—	—
	13,522	—		—	$4.90	3/3/2019		—	—	—	—
	40,000	—		—	$4.11	2/2/2015		—	—	—	—
	40,000	—		—	$4.65	6/21/2016		—	—	—	—
	40,000	—		—	$4.52	5/9/2017		—	—	—	—
	40,000	—		—	$4.79	5/13/2018		—	—	—	—
	30,000	10,000	(ba)	—	$4.90	5/12/2019		—	—	—	—
	20,000	20,000	(bb)	—	$7.18	2/16/2020		—	—	—	—
	10,000	30,000	(bc)	—	$12.16	2/15/2021		—	—	—	—
	—	40,000	(bd)	—	$15.04	2/14/2022		—	—	—	—
	—	—		—	—	—		105,625	$1,925,544	—	—
Brendan M. Harrington	10,000	—		—	$4.11	2/2/2015		—	—	—	—
	10,000	—		—	$3.48	11/16/2015		—	—	—	—
	7,500	—		—	$4.65	6/21/2016		—	—	—	—
	75,000	—		—	$4.11	11/14/2016		—	—	—	—
	15,000	—		—	$4.52	5/9/2017		—	—	—	—
	20,000	—		—	$4.79	5/13/2018		—	—	—	—
	15,000	5,000	(ha)	—	$4.90	5/12/2019		—	—	—	—
	10,000	10,000	(hb)	—	$7.18	2/16/2020		—	—	—	—
	3,125	9,375	(hc)	—	$12.16	2/15/2021		—	—	—	—
	—	10,000	(hd)	—	$15.04	2/14/2022		—	—	—	—
	—	—		—	—	—		15,625	$284,844	—	—
Michael J. Colson	37,500	—		—	$5.33	1/3/2015	(ca)	—	—	—	—
	25,000	—		—	$5.33	1/3/2015		—	—	—	—
	100,000	—		—	$3.48	11/16/2015		—	—	—	—
	20,000	—		—	$4.65	6/21/2016		—	—	—	—
	20,000	—		—	$4.52	5/9/2017		—	—	—	—
	20,000	—		—	$4.79	5/13/2018		—	—	—	—
	15,000	5,000	(cb)	—	$4.90	5/12/2019		—	—	—	—
	10,000	10,000	(cc)	—	$7.18	2/16/2020		—	—	—	—
	3,125	9,375	(cd)	—	$12.16	2/15/2021		—	—	—	—
	—	10,000	(ce)	—	$15.04	2/14/2022		—	—	—	—
	—	—		—	—	—		18,250	$332,698	—	—

	OPTION AWARDS						STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)
Filip J.L. Gydé	16,000	—		—	$5.94	3/1/2016	—	—	—	—
	20,000	—		—	$4.52	5/9/2017	—	—	—	—
	20,000	—		—	$4.79	5/13/2018	—	—	—	—
	—	10,000	(ga)	—	$4.90	5/12/2019	—	—	—	—
	7,500	2,500	(gb)	—	$4.90	5/12/2019	—	—	—	—
	—	10,000	(gc)	—	$7.18	2/16/2020	—	—	—	—
	5,000	5,000	(gd)	—	$7.18	2/16/2020	—	—	—	—
	—	5,000	(ge)	—	$12.16	2/15/2021	—	—	—	—
	1,250	3,750	(gf)	—	$12.16	2/15/2021	—	—	—	—
	—	4,500	(gg)	—	$15.04	2/14/2022	—	—	—	—
	—	4,500	(gh)	—	$15.04	2/14/2022	—	—	—	—
	—	—		—	—	—	10,749	$195,954	—	—
	5,000	—		—	$4.52	5/9/2017	—	—	—	—
	1,000	—		—	$4.79	5/13/2018	—	—	—	—
Ted Reynolds	750	250	(ra)	—	$4.90	5/12/2019	—	—	—	—
	1,050	1,050	(rb)	—	$7.18	2/16/2020	—	—	—	—
	5,000	15,000	(rc)	—	$12.31	3/7/2026	—	—	—	—
	—	9,000	(rd)	—	$15.04	2/14/2022	—	—	—	—
	—	—		—	—	—	29,500	$537,785	—	—

(ba)	10,000 vest on 5/12/2013

(bb)	10,000 each vest on 2/16/2013, and 2/16/2014

(bc)	10,000 each vest on 2/15/2013, 2/15/2014, and 2/15/2015

(bd)	10,000 each vest on 2/14/2013, 2/14/2014, 2/14/2015 and 2/14/2016

(ha)	5,000 vest on 5/12/2013

(hb)	5,000 each vest on 2/16/2013, and 2/16/2014

(hc)	3,125 each vest on 2/15/2013, 2/15/2014, and 2/15/2015

(hd)	2,500 each vest on 2/14/2013, 2/14/2014, 2/14/2015 and 2/14/2016

(ca)	18,750 each expire on 1/3/2014, and 1/3/2015

(cb)	5,000 vest on 5/12/2013

(cc)	5,000 each vest on 2/16/2013, and 2/16/2014

(cd)	3,125 each vest on 2/15/2013, 2/15/2014, and 2/15/2015

(ce)	2,500 each vest on 2/14/2013, 2/14/2014, 2/14/2015 and 2/14/2016

(ga)	10,000 vest 1/1/2013

(gb)	2,500 vest on 5/12/2013

(gc)	10,000 vest 1/1/2014

(gd)	2,500 each vest on 2/16/2013, and 2/16/2014

(ge)	5,000 vest 1/1/2015

(gf)	1,250 each vest on 2/15/2013, 2/15/2014, and 2/15/2015

(gg)	4,500 vest 1/1/2016

(gh)	1,126 each vest on 2/14/2013, 2/14/2014, and 1,124 each vest on 2/14/2015 and 2/14/2016

(ra)	250 vest on 5/12/2013

(rb)	525 vest on 2/16/2013, and 2/16/2014

(rc)	5,000 each vest on 3/7/2013, 3/7/2014 and 3/7/2015

(rd)	2,250 each vest on 2/14/2013, 2/14/2014, 2/14/2015 and 2/14/2016

2012 OPTION EXERCISES AND STOCK VESTED

The following table provides information for each of the Company’s named executive officers regarding stock option exercises and vesting of stock awards during 2012.

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (1)
James R. Boldt	45,978	$601,105	45,125	$638,569

Brendan M. Harrington	11,250	$137,475	4,875	$69,671

Michael J. Colson	18,750	$238,688	6,625	$94,583

Filip J.L. Gydé	—	$—	4,251	$60,442

Ted Reynolds	—	$—	8,500	$120,390

(1)	For Option Awards, the value realized is the difference between the fair market value of the underlying stock at the time of exercise and the exercise price. For Stock Awards, the value realized is based on the fair market value of the underlying stock on the vest date.

Pension Benefits

The Company maintains an Executive Supplemental Benefit Plan (Supplemental Plan) which provides certain former executives with deferred compensation benefits. The Supplemental Plan was amended as of December 1, 1994 in order to freeze the then current benefits, provide no additional benefit accruals for participants and to admit no new participants. None of the named executive officers participate in the Supplemental Plan. In 2012, former director Mr. Marks received $24,230.78 under the Supplemental Plan.

Generally, the Supplemental Plan provides for retirement benefits of up to 50% of a participating employee’s base compensation at termination or as of December 1, 1994, whichever is earlier, and pre-retirement death benefits calculated using the same formula that is used to calculate normal and early retirement benefits. Benefits are based on service credits earned each year of employment prior to and subsequent to admission to the Supplemental Plan through December 1, 1994. Retirement benefits and pre-retirement death benefits are paid during the 180 months following retirement or death, respectively, while disability benefits are paid until normal retirement age. Normal retirement is age 60. For any participant who is also a participant in the Deferred Compensation Plan, the normal retirement age is increased to 65.

2012 NON-QUALIFIED DEFERRED COMPENSATION

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
James R. Boldt (1)	—	$88,133	$266,942	—	$1,620,118
Brendan M. Harrington (1)	—	$41,301	$130,761	—	$564,331
Michael J. Colson (1)	—	$40,524	$198,532	—	$827,982
Filip J.L. Gydé	—	—	—	—	—
Ted Reynolds (1)	—	$30,931	$2,690	—	$53,515

(1)

During 2012, Messrs. Boldt, Harrington, Colson and Reynolds were eligible to receive a contribution under the Deferred Compensation Plan. The contributions reflected above for these individual’s reflect the current year’s calculation of the Company’s contribution under the plan resulting from the operating results for 2012. These contributions are reflected in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” The amounts under “Aggregate Earnings in Last FY” are not included in the Summary Compensation Table as the earnings were not deemed to be above-market or preferential.

On February 2, 1995, the Compensation Committee approved the creation of a Nonqualified Key Employee Deferred Compensation Plan (“Deferred Compensation Plan”). The Deferred Compensation Plan is intended as a successor plan to the Supplemental Plan. Participants in the Deferred Compensation Plan are eligible to (1) elect to defer a percentage of their annual cash compensation and (2) receive a Company contribution of a percentage of their base compensation and annual Incentive if the Company attains annual defined performance objectives for the year. These performance objectives are established on an annual basis for the upcoming year.

The CEO, subject to the approval of the Compensation Committee, recommends (1) those key employees who will be eligible to participate and (2) the percentage of a participant’s base and Incentive compensation the participant will be able to contribute each year to the Deferred Compensation Plan if the Company attains annual defined performance objectives. All amounts credited to the participant are invested, as approved by the Compensation Committee, and the participant is credited with actual earnings of the investments. Company contributions, including investment earnings, may be in cash or the stock of the Company.

Plan participants have a 100% non-forfeitable right to the value of their corporate contribution account after the fifth anniversary of employment with the Company. If a participant terminates employment due to death, disability, retirement at age 65, or upon the occurrence of a Change in Control Event (as defined in the plan), the participant or his or her estate will be entitled to receive the benefits accrued for the participant as of the date of such event. Company contributions will be forfeited in the event a participant incurs a separation from service for cause. Participants are 100% vested in their own contributions. All amounts in the Deferred Compensation Plan, including elective deferrals, are held as general assets of the Company and are subject to the claims of creditors of the Company. In 2012, the Company contributed seven and one half percent (7.5%) of each eligible named executive officer’s total cash compensation towards this plan.

Potential Payments upon Termination or Change in Control

Agreements with Mr. Boldt. On July 16, 2001, the Company entered into a change in control agreement with Mr. Boldt.11 The agreement provides that upon the occurrence of a change in control, Mr. Boldt will become fully vested in and entitled to exercise immediately all stock related awards he has been granted under any plans or agreements of the Company. The agreement goes on to provide that upon the termination of Mr. Boldt’s employment (a) without cause by the Company or by him with good reason within 6 months before a change in control or between 6 months and 24 months following a change in control (“Involuntary Termination”) or (b) by him for any reason within 6 months after a change in control (“Voluntary Termination”), Mr. Boldt will receive a lump sum payment equal to 2.99 times his full salary and 2.99 times his highest annual Incentive over the last three years as well as an additional lump sum to cover fringe benefits. A change in control will occur if (1) the Company’s stockholders approve (a) the dissolution or liquidation of the Company, (b) the merger or consolidation or other reorganization of the Company with any other entity other than a subsidiary of the Company, or (c) the sale of all or substantially all of the Company’s business or assets or (2) any person other than the Company or its subsidiaries or employee benefit plans becomes the beneficial owner of more than 20% of the combined voting power of the Company’s then outstanding securities or (3) during any period not longer than two consecutive years, individuals who at the beginning of such period constituted the Board cease to constitute at least a majority thereof, unless the election of each new Board member was approved by a vote of at least three-quarters of the Board members then still in office who were Board members at the beginning of such period.

[11]	This Agreement was amended and restated, effective January 1, 2009, to ensure compliance with Section 409A of the Internal Revenue Code.

If a change in control had occurred on Monday, December 31, 2012, all of Mr. Boldt’s unvested stock options and restricted stock awards would have become fully vested as of that date.12 If the Company’s stock price was $18.23 (which was the closing price of the stock on December 31, 2012), Mr. Boldt could potentially have realized gains, before tax, from the sale of securities that had vested solely as a result of a change in control in the following amounts: (i) $1,925,544 from the sale of restricted stock, and (ii) $664,000 from the exercise of those stock options.

In the event of either a Voluntary Termination or an Involuntary Termination, Mr. Boldt would have been entitled to receive a lump sum cash payment from the Company totaling $4,514,253 by the tenth day following his termination. This payment equals 2.99 times the sum of Mr. Boldt’s current annual salary13 (“Salary”) and his highest annual Incentive payment from the last three years (“Incentive”); and includes an amount equal to twenty-five percent (25%) of Mr. Boldt’s Salary and Incentive.14 In addition, Mr. Boldt’s change in control agreement would provide for an excise tax gross-up payment totaling $2,694,533 under such circumstances.

Mr. Boldt is the only executive officer with an employment agreement affording severance benefits upon termination. Pursuant to the terms of such agreement, in the event of termination by Mr. Boldt for Good Reason (as that term is defined in the agreement), or by the Company other than for Cause (as that term is defined in the agreement), Mr. Boldt will receive a lump sum cash payment equal to the average annual total cash compensation paid to Mr. Boldt during the most recent three year period. Mr. Boldt will also continue to receive medical and dental benefits for a period of twelve (12) months. In the event Mr. Boldt remains unemployed after the six (6) month anniversary of his termination, he will receive an additional lump sum cash payment equal to fifty percent (50%) of the initial severance payment received and his medical and dental benefits will be extended during that time.

Payments made to Mr. Boldt pursuant to this agreement are contingent upon his adherence to certain restrictive covenants, which are effective from the date of the agreement and continue until one year after his separation from the Company. These restrictive covenants generally prohibit Mr. Boldt from, directly or indirectly: (i) engaging in any business activity which competes with the Company, (ii) soliciting or hiring any of the Company’s employees, (iii) canvassing or soliciting customers of the Company, (iv) willfully dissuading or encouraging any person from conducting business with the Company or (v) intentionally disrupting any supplier relationship.

Had Mr. Boldt’s employment been terminated15 on December 31, 2012, he would have been eligible to receive an initial lump sum cash payment equal to $1,215,207. This amount reflects Mr. Boldt’s average annual cash compensation (i.e. annual salary and Incentive) for the prior three years. Mr. Boldt would also receive, for a period of twelve months, continuing medical and dental coverage under any plans he participates in as of the effective date of such termination. Continued medical and dental benefits would likely total approximately $11,126.16 In the event Mr. Boldt remained unemployed at the six (6) month anniversary of his termination, the agreement provides for an additional lump sum cash payment of fifty percent (50%) of the initial payment, or $607,604. Medical and dental benefits would also continue for another six month period, the value of which would likely total approximately $5,563. Pursuant to the terms of Mr. Boldt’s employment agreement, the termination benefits afforded under the change in control agreement will supersede in the event his termination triggers payments under that agreement.

[12]	Such awards are more fully described in the table entitled “Outstanding Equity Awards at Fiscal Year-End.”
[13]	Mr. Boldt’s salary was $505,000 as of December 31, 2012.
[14]	This amount is intended to cover fringe benefits such as 401(k), health, medical, dental, disability and similar benefits for a period twenty four months.
[15]	The severance trigger requires that the termination be made either by Mr. Boldt for Good Reason or by the Company other than for Cause.
[16]	This amount reflects the total costs paid for medical, dental and disability insurance during 2012.

Agreements with Other Executive Officers. Except for Mr. Gydé,17 each of the named executive officers has entered into a change in control agreement with the Company. These agreements contain provisions generally similar to those of Mr. Boldt’s change in control agreement except that, in the event their employment is terminated by the Company without cause or by themselves with good reason within 6 months before or 24 months after a change in control, such executives would receive a lump sum cash payment equal to two times their salary and Incentive. At the time these agreements were approved by the Compensation Committee, it was considered customary to include the trigger mechanisms contained in the named executive officers agreements. For this reason, such mechanisms were considered important to attracting, retaining and motivating executive officers.

If a change in control occurred on Monday, December 31, 2012, then each of the named executive officers (excluding Messrs. Boldt and Gydé) would have immediately become fully vested in any stock option or restricted stock awards previously granted.18 If the stock price of the Company was $18.23, which was the closing price of the stock on December 31, 2012, then the named executive officers could potentially have realized gains, before tax, from the sale of vested securities in the following amounts:

Named Executive Officer	Restricted Stock ($)	Stock Options ($)
Brendan M. Harrington	$284,844	$265,956
Michael J. Colson	$332,698	$265,956
Ted Reynolds	$537,785	$132,445

Had the above mentioned executive officers’ employment been terminated without cause by the Company, or by themselves with good reason, within 6 months prior to or 24 months following such a change in control, they would also have been entitled to receive, by the tenth day following their termination, lump sum cash payments from the Company in the following amounts:

•	Mr. Harrington would have received a lump sum payment of $1,257,636;

•	Mr. Colson would have received a lump sum payment of $1,304,604; and

•	Mr. Reynolds would have received a lump sum payment of $1,057,718.

These payments equal two (2) times the sum of each individual’s current annual salary19 (“Salary”) and their average annual Incentive payment from the last three years (“Incentive”); and also include an amount equal to twenty-five percent (25%) of such Salary and Incentive amounts.20 No excise tax gross-up payments would be made to any of the above mentioned executive officers other than Mr. Boldt.

[17]	Since Belgium law mandates certain separation benefits, Mr. Gydé does not maintain a change in control agreement with the Company.
[18]	Such awards are more fully described in the table entitled “Outstanding Equity Awards at Fiscal Year-End.”
[19]	Salaries as of 12/31/12 were $276,000 for Mr. Harrington, $294,000 for Mr. Colson, and $283,000 for Mr. Reynolds.
[20]	This amount is intended to cover fringe benefits such as 401(k), health, medical, dental, disability and similar benefits for a period of twenty four months.

2012 DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c) (1)	Option Awards ($) (d) (2)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Thomas E. Baker	$65,500	$—	$70,996	—	—	—	$136,496
Randall L. Clark	$50,500	$—	$70,996	—	—	—	$121,496
David H. Klein	$17,870	$—	$34,958	—	—	—	$52,828
William D. McGuire	$60,500	$—	$70,996	—	—	—	$131,496
John M. Palms	$55,500	$—	$70,996	—	—	—	$126,496
Daniel J. Sullivan	$65,500	$—	$70,996	—	—	—	$136,496

(1)	At December 31, 2012, each of the independent directors listed here owned 40,000 shares of Company restricted stock, except Mr. McGuire who owned 21,500 shares, and Mr. Klein who was appointed to the Board in September 2012, who does not own any shares. This restricted stock vests upon retirement from the Board. Mr. Sullivan elected to place $65,500 of his director fees in the Company’s Director Deferred Compensation Plan. Mr. Sullivan used his contributions to purchase the Company’s stock.

(2)	At December 31, 2012, Messrs. Baker, Clark, Klein, McGuire, Palms and Sullivan had 200,000, 180,000, 13,096, 105,300, 240,000 and 240,000 options outstanding, respectively. The amounts in column (d) reflect the aggregate grant date fair value for the options granted in the 2012 fiscal year, as computed in accordance with FASB ASC Topic 718. The assumptions used in the calculation of these amounts are included in footnote 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2012, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on or around February 22, 2013.

Each non-employee director receives a $25,000 annual retainer, a $1,500 per meeting fee for attending Board meetings, and a $1,500 per meeting fee for each committee meeting. The chairman of the Audit Committee receives a $15,000 annual fee, and the Chairman of the Compensation Committee receives a $10,000 annual fee, while the chairmen of all other committees (other than Mr. Boldt) receive an annual fee of $5,000. The lead independent director receives a $15,000 annual fee. Directors are also reimbursed for expenses they incur while attending Board and committee meetings. Directors who are employees of the Company do not receive additional compensation for their services as directors.

In 2010, the Company’s shareholders approved the Non-Employee Director Deferred Compensation Plan (“Director Deferred Compensation Plan”). Although no set benefits or amounts are granted under the Plan, the Director Deferred Compensation Plan allows non-employee directors the ability to defer up to 100% of their total director compensation. The Plan is administered by the Compensation Committee in accordance with Section 409A of the Internal Revenue Code. All amounts credited to the participant are invested, as approved by the Compensation Committee, and the participant is credited with the actual earnings of the investments. Company contributions, including investment earnings, may be cash or the stock of the Company.

Plan participants have an immediate 100% non-forfeitable right to the value of their contributions. If a participant does not make an election in the time and manner specified in the Plan, payment of the vested value of his or her account will be paid in a lump sum on the 10th business day following separation from service. A participant’s eligibility terminates upon separation from service.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee

William D. McGuire, Chairman

Thomas E. Baker

Randall L. Clark

David H. Klein

John M. Palms

Daniel J. Sullivan

PROPOSAL 2—APPROVAL OF THE

NON-BINDING RESOLUTION ON

EXECUTIVE COMPENSATION

We are seeking a non-binding advisory vote from our shareholders to approve the compensation of our named executive officers, as disclosed in this Proxy Statement.

Shareholders have an opportunity to cast an advisory vote on compensation of executives as disclosed in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives shareholders the opportunity to approve, reject or abstain from voting with respect to our fiscal year 2012 executive compensation programs and policies and the compensation paid to the named executive officers. At the Company’s annual meeting in 2011, the majority of our shareholders voted to advise us to include a Say-on-Pay proposal every year, and the Board of Directors determined that the Company will hold an advisory shareholder vote on the compensation of executives every year. This non-binding, advisory vote on the frequency of Say-on-Pay proposals must be held at least once every six years.

At the May 2012 annual meeting, shareholders were asked to approve the Company’s fiscal 2011 executive compensation programs. Of those who voted, over 95% voted to approve the proposal. In light of these results, and in consideration of shareholder input obtained from outreach efforts taken in connection with the 2012 meeting, the Compensation Committee carefully reviewed the Company’s executive compensation practices. The Committee concluded that the Company’s existing executive compensation programs continue to be the most appropriate for the Company and effective in rewarding executives commensurate with business results.

This proposal allows our shareholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s annual compensation to the named executive officers. Your advisory vote will serve as an additional tool to guide the Board of Directors and the Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of the Company and its shareholders, and is consistent with our commitment to high standards of corporate governance.

The Board of Directors Recommends a vote “FOR” approval of the following advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and who vote for and against, the proposal.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the Board of Directors, it will not create or imply any additional fiduciary duty on the part of the Board of Directors, and it will not restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation. The Compensation Committee will take into account the outcome of this advisory vote when considering future compensation arrangements for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THIS RESOLUTION.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who beneficially own more than 10% of the Company’s common stock, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

The Company believes that all Section 16(a) filing requirements applicable to its officers, directors and beneficial owners of more than 10% of its outstanding common stock were complied with for 2012. This belief is based solely on the Company’s review of copies of the Section 16(a) reports furnished to it and written representations that no other reports were required.

PROPOSAL 3—RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Auditors and Fees

The Audit Committee appointed KPMG LLP (“KPMG”) as the independent registered public accounting firm to audit the Company’s financial statements for fiscal 2012. Ratification by our shareholders of the selection of KPMG as our independent registered accounting firm is not required by our bylaws or otherwise. However, the Board is submitting the selection of KPMG as a matter of good corporate practice. If our shareholders fail to ratify this selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

A representative of KPMG will be present at the annual meeting of shareholders. The representative will be given the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. To the best of the Company’s knowledge, no member of that firm has any past or present interest, financial or otherwise, direct or indirect, in the Company or any of its subsidiaries. Matters involving auditing and related functions are considered and acted upon by the Audit Committee. The Audit Committee has determined that the provision of services described under “All Other Fees,” below is compatible with maintaining the independent registered public accounting firm’s independence.

Audit Fees—The aggregate fees billed for professional services rendered by KPMG for the audit of the Company’s annual financial statements for the last two fiscal years, including the Company’s foreign subsidiaries, the reviews of the financial statements included in the Company’s Form 10-Qs, and services rendered in connection with the Company’s obligations under Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations were approximately $428,274 and $432,709 in 2012 and 2011, respectively.

Audit-Related Fees—The aggregate fees billed for assurance and related services rendered by KPMG for the last two fiscal years that are reasonably related to the performance of the audit or review of the Company’s financial statements were $0 in both 2012 and 2011.

Tax Fees—The Company was billed $0 and $3,750 for fees in 2012 or 2011, respectively, for professional services rendered by KPMG for tax compliance, tax advice and tax planning.

All Other Fees—Other than the fees described above, the Company paid $45,507 in 2012 for acquisition related due diligence services. No other fees were paid to KPMG in 2011.

Audit Committee Pre-Approval Policies and Procedures. The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has not established a pre-approval policy for these services. The Audit Committee pre-approves each particular service on a case-by-case basis as set forth in the Audit Committee’s charter.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE

APPROVAL OF THIS RESOLUTION.

Incorporation by Reference.

The Compensation Committee Report, the Audit Committee Report, and references to the independence of directors are not deemed to be “soliciting material” or “filed” with the Securities and Exchange Commission, are not subject to the liabilities of Section 18 of the Exchange Act and shall not be deemed incorporated by reference into any of the filings previously made or made in the future by the Company under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the Company specifically incorporates any such information into a document that is filed.

Directors’ and Officers’ Liability Insurance

The Company indemnifies its directors and officers to the extent permitted by law in connection with civil and criminal proceedings against them by reason of their service as a director or officer. As permitted by Section 726 of the New York Business Corporation Law, the Company has purchased directors’ and officers’ liability insurance to provide indemnification for the Company and all its directors and officers. The current liability insurance policy, with a policy period effective May 1, 2012, was issued by The Chubb Group of Insurance Companies at an annual premium of approximately $319,145.

Audit Committee’s Review of Related Person Transactions

In accordance with the Audit Committee charter, the Audit Committee reviews related person transactions. It is the Company’s policy that it will not enter into transactions that are considered related person transactions that are required to be disclosed under Item 404 of Regulation S-K unless the Audit Committee or another independent body of the Board of Directors first reviews and approves the transactions.

OTHER INFORMATION RELATED TO THE 2013 ANNUAL MEETING

The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, employees of the Company (who will not be specifically compensated for such services) may solicit proxies in person or by telephone. Arrangements will be made with brokers, custodians, nominees and fiduciaries to forward proxies and proxy soliciting material to the beneficial owners of the Company’s shares, and the Company may reimburse brokers, custodians, nominees or fiduciaries for their expenses in so doing.

SHAREHOLDER PROPOSALS

Our By-laws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at an annual meeting of shareholders. The By-laws prescribe the information to be contained in any such notice. To be timely, a shareholder’s notice with respect to an election to be held at an annual meeting of shareholders, must be given, either by personal delivery or by United States mail, postage prepaid, to and received by the Secretary of the Company not later than 60 days in advance of the scheduled date of such meeting (provided that if such annual meeting of shareholders is held on a date earlier than the last Wednesday in April, such written notice must be given and received not later than the close of business on the tenth day following the date of the first public disclosure (which may be by a public filing by the Company with the SEC) of the originally scheduled date of the annual meeting).

Proposals of shareholders which are intended to be included in the Company’s proxy statement relating to its May 2014 annual meeting of shareholders pursuant to SEC Rule 14a-8 must be received at the Company’s principal executive offices not later than December 5, 2013.

OTHER BUSINESS

As of the date of this proxy statement, the Board of Directors of the Company knows of no other business that will be presented for consideration at the 2013 annual meeting of shareholders. However, if any other matters properly come before the meeting or any adjournment thereof, it is intended that the shares represented by proxies will be voted on those matters in accordance with the judgment of the holders of the proxies.

March 28, 2013

By Order of the Board of Directors

002CSN8752

Using a black Ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

- - - - - - - - - - - - - - - - - - -  - - - - - - - - - -- - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - -

A	Proposals — The Board recommends a vote FOR all nominees, FOR Proposal 2, and FOR Proposal 3.

1. Election of Class I Directors:

	For	Withhold		For	Withhold	+
01 - Randall L. Clark	☐	☐	02 - David H. Klein	☐	☐

	For	Against	Abstain
2. To approve, in an advisory and non-binding vote, the compensation of the Company’s Named Executive Officers.	☐	☐	☐

4. To consider and act upon any other matters that may be properly brought before the meeting or any adjournment thereof.

	For	Against	Abstain
3. To ratify the appointment of KPMG LLP as the Company’s independent registered accounting firm for the 2013 fiscal year.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼    PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.    ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Proxy — Computer Task Group, Incorporated

Notice of 2013 Annual Meeting of Shareholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas E. Baker and William D. McGuire and each of them, as proxy or proxies, with power of substitution to vote all of the shares of Common Stock of Computer Task Group, Incorporated (the “Company”) which the undersigned may be entitled to vote, as specified on the reverse side of this card, and, if applicable, hereby directs the trustee of the Company’s 401(K) Profit Sharing Retirement Plan (the “Plan”) to vote the shares allocated to the account of the undersigned or otherwise which the undersigned is entitled to vote pursuant to the Plan, as specified on the reverse side of this card, at the Annual Meeting of Shareholders of the Company to be held at the Company’s Headquarters, 800 Delaware Avenue, Buffalo, New York on Wednesday, May 8, 2013 at 10:00 a.m. or at any adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposal 2, and FOR Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)